Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI to Purchase Texas Facility for $13.4 Million

MURFREESBORO, Tenn. - (May 15, 2012) National Health Investors, Inc. (NYSE:NHI) announced today it has exercised an option to purchase and lease a new, stabilized skilled nursing facility located in Texas for a purchase price of $13.4 million. The facility opened at the end of 2010 with 125 beds and is operated by affiliates of Legend Healthcare, LLC (“Legend”). The transaction is expected to close within the next thirty days and will be funded from available cash and from borrowings on NHI's revolving credit facility.

Justin Hutchens, NHI's CEO and President, noted, “This acquisition of a new high quality asset continues the growth and positive diversification of NHI's portfolio.”

About National Health Investors
National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans. NHI's investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, and hospitals. The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com.